Exhibit 4.1

PROMISSORY NOTE

CHANGE AGENTS CORPORATION

Principal Amount: $250,000.00	Date: November 4, 2026

FOR VALUE RECEIVED, Change Agents Corporation (the “Borrower”) promises to pay to the order of Harllon Holdings LLC (the “Lender”), the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00), together with the additional repayment consideration set forth herein, on the following terms:

1. Principal. The original principal amount of this Note is $250,000.00. The total scheduled cash repayment obligation under this Note is $325,000.00, inclusive of principal and $75,000.00 of original issue discount.

2. Balloon Payment; Maturity. On January 1, 2027 (the “Maturity Date”), Borrower shall pay the remaining balance of $325,000.00. Borrower may prepay the note on December 1, 2026 for $312,000.

3. Common Stock Consideration. In addition to the cash repayment obligation, Borrower shall issue to Lender 50,000 shares of Borrower’s restricted common stock, subject to receipt of any required shareholder approval. The shares shall be issued promptly following receipt of such approval and in compliance with applicable securities laws. No issuance is required before the necessary approval is obtained. The parties acknowledge that approval is not guaranteed.

4. Prepayment. Borrower may prepay any or all of the remaining cash repayment obligation without penalty. Unless otherwise agreed in writing, prepayment shall not reduce the $325,000.00 total scheduled cash repayment obligation or eliminate the share issuance obligation.

5. Default. An Event of Default occurs if Borrower fails to pay an amount when due and such failure continues for five (5) business days after written notice from Lender, or if Borrower becomes subject to bankruptcy or insolvency proceedings. Upon an Event of Default, Lender may declare the then unpaid cash repayment obligation immediately due and payable, subject to applicable law.

6. Governing Law. This Note shall be governed by the laws of the State of Delaware, without regard to conflict-of-laws principles.

7. Amendments. This Note may be modified only by a writing signed by Borrower and Lender. This Note constitutes the entire agreement of the parties regarding the obligations described herein.

IN WITNESS WHEREOF, the parties execute this Note as of the date above.

BORROWER: CHANGE AGENTS CORPORATION		LENDER:

By:	/s/ Sam Knipper	By:	/s/ David Miller
Name:	Sam Knipper	Name:	David Miller
Title:	CFO	Date:	11/4/26